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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Isilon Systems, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
46432L 10 4
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Madrona Venture Fund I-A, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(l)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Madrona Venture Fund I-B, LP

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(l)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Madrona Managing Director Fund, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Madrona Investment Partners, LLC

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Alberg, Tom A.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Goodrich, Paul B.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: McIlwain, Matthew S.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

CUSIP No.	46432L 10 4

1	NAMES OF REPORTING PERSONS: Gottesman, Greg

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑ Joint filing pursuant to Rule 13d-1(k)(1)

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United States

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		10,009,136

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		10,009,136

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	10,009,136

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	16.5%(1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN
(1) Based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer's Rule 424 (b) (4) Prospectus filed with the SEC on December 15, 2006.

This Schedule 13G is being filed with respect to the Common Stock of Isilon Systems, Inc. (the “Schedule 13G”).

Item 1(a)	Name of Issuer:

Isilon Systems, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

3101 Western Avenue, Seattle, Washington 98121

Item 2(a)	Name of Person Filing:

Madrona Venture Fund I-A, LP (“Madrona Venture Fund I-A”); Madrona Venture Fund I-B, LP (“Madrona Venture Fund I-B”); Madrona Managing Director Fund, LLC (“Madrona Managing Director Fund”); and Madrona Investment Partners, LLC (“Madrona Investment Partners”) (collectively, the “Reporting Entities” and individually, each a “Reporting Entity”), and Tom A. Alberg (“Alberg”), Paul B. Goodrich (“Goodrich”), Matthew S. McIlwain (“McIlwain”) and Greg Gottesman (“Gottesman”) (collectively the “Managing Directors” and individually, each a “Managing Director”). The Reporting Entities and the Managing Directors collectively are referred to as the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office, or, if none, Residence:

1000 Second Avenue, Suite 3700, Seattle, Washington 98104

Item 2(c)	Citizenship:

Madrona Venture Fund I-A and Madrona Venture Fund I-B are limited partnerships organized under the laws of the State of Delaware. Madrona Managing Director Fund and Madrona Investment Partners are limited liability companies organized under the laws of the State of Delaware. Each Managing Director is a U.S. citizen.

Item 2(d)	Title of Class of Securities:

Common Stock, $0.00001 par value (the “Common Stock”).

Item 2(e)	CUSIP Number:

46432L 10 4

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Madrona Venture Fund I-A is the record owner of 8,070,309 shares of Common Stock as of December 31, 2006. Madrona Venture Fund I-B is the record owner of 878,343 shares of Common Stock as of December 31, 2006. Madrona Managing Director Fund is the record owner of 1,060,484 shares of Common Stock as of December 31, 2006 (the shares held of record by Madrona Venture Fund I-A, Madrona Venture Fund I-B and Madrona Managing Director Fund, the “Record Shares”). As their sole general partner, Madrona

Investment Partners may be deemed to own the Record Shares owned by Madrona Venture Fund I-A and Madrona Venture Fund I-B. The Managing Directors of Madrona Managing Director Fund may be deemed to own the Record Shares owned by Madrona Managing Director Fund. Madrona Investment Partners and Madrona Managing Director Fund are each controlled by the Managing Directors. By virtue of their relationship as affiliated entities that have an overlapping general partner and managing directors, each of the Reporting Entities may be deemed to share the power to direct the disposition and vote of the Record Shares. As managing directors of Madrona Investment Partners, each Managing Director may also be deemed to share the power to direct the disposition and vote of the Record Shares.

(b) Percent of class: 16.5%, based on 60,493,187 shares of Common Stock of the Issuer outstanding as of December 31, 2006 as disclosed on the Issuer’s Rule 424(b)(4) Prospectus filed with the SEC on December 15, 2006.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0 shares for each Reporting Person

(ii) Shared power to vote or to direct the vote: 10,009,136 for each Reporting Person

(iii) Sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person

(iv) Shared power to dispose or to direct the disposition of: 10,009,136 for each Reporting Person

Each Reporting Person disclaims beneficial ownership of the Record Shares except to the extent of the Reporting Person’s pecuniary interest therein.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 12, 2007

MADRONA VENTURE FUND I-A, LP

By:	Madrona Investment Partners, LLC its General Partner

By	/s/ Greg Gottesman

Its Managing Director

MADRONA VENTURE FUND I-B, LP

By:	Madrona Investment Partners, LLC its General Partner

By	/s/ Greg Gottesman

Its Managing Director

MADRONA MANAGING DIRECTOR FUND, LLC

By	/s/ Greg Gottesman

Its Managing Director

MADRONA INVESTMENT PARTNERS, LLC
By	/s/ Greg Gottesman

Its Managing Director

/s/ Tom A. Alberg

Tom A. Alberg

/s/ Paul B. Goodrich

Paul B. Goodrich

/s/ Matthew S. McIlwain

Matthew S. McIlwain

/s/ Greg Gottesman

Greg Gottesman
     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

Exhibit A
Joint Filer Agreement and Power of Attorney
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any amendments thereto) with respect to the common stock, par value $0.00001 per share, of Isilon Systems, Inc. The undersigned further consent and agree to the inclusion of this Agreement as an Exhibit to such Schedule 13G. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
Each of the undersigned hereby irrevocably constitute and appoint Troy Cichos as agent and attorney-in-fact, with full power of substitution, with respect to the power and authority on behalf of each of the undersigned to execute and file, or cause to be executed or filed, any documents required to be filed by Section 13 of the 1934 Act and to execute any documents in connection with each of the undersigned’s purchase of the securities to which the Statement on Schedule 13G relates.
IN WITNESS WHEREOF, the undersigned have executed this agreement as of the 12th day of February 2007.

MADRONA VENTURE FUND I-A, LP

By:	Madrona Investment Partners, LLC its General Partner

By	/s/ Greg Gottesman

Its Managing Director

MADRONA VENTURE FUND I-B, LP

By:	Madrona Investment Partners, LLC its General Partner

By	/s/ Greg Gottesman

Its Managing Director

MADRONA MANAGING DIRECTOR FUND, LLC

By	/s/ Greg Gottesman

Its Managing Director

MADRONA INVESTMENT PARTNERS, LLC

By /s/ Greg Gottesman

Its Managing Director

/s/ Tom A. Alberg

Tom A. Alberg

/s/ Paul B. Goodrich

Paul B. Goodrich

/s/ Matthew S. McIlwain

Matthew S. McIlwain

/s/ Greg Gottesman

Greg Gottesman